Exhibit 1
VOTING SUPPORT AGREEMENT
THIS AGREEMENT is made as of the                      day of February, 2009
BETWEEN:

,

(the “Shareholder”)

- and -

Nuance Communications, Inc., a corporation incorporated under the laws of Delaware

(the “Purchaser”).
RECITALS:
A.	the Shareholder is a director of Zi Corporation, a corporation incorporated under the laws of the Province of Alberta (the “Company”), and the beneficial owner of the outstanding common shares of the Company set forth on Schedule A to this Agreement;

B.	the Purchaser, Sub and the Company are concurrently entering into an arrangement agreement (the “Arrangement Agreement”) dated as of the date of this Agreement pursuant to which Sub and the Company, subject to the satisfaction or waiver of certain conditions, have agreed to, among other things, effect the Plan of Arrangement and other transactions contemplated therein;

C.	this Agreement sets out the terms and conditions of the agreement of the Shareholder to: (i) support the Plan of Arrangement and to vote the Shares owned by the Shareholder in favour of the resolution of shareholders approving the Plan of Arrangement; and (ii) abide by the restrictions and covenants set forth herein;

D.	the Shareholder acknowledges that the Purchaser would not have entered into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder; and

E.	the Purchaser acknowledges that the Shareholder is desirous of disposing of its Shares to the Purchaser pursuant to the transaction set forth in the Arrangement Agreement, and to that end that the Shareholder is prepared to enter into this Agreement;
          NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1 Definitions
Capitalized terms used herein but not otherwise defined shall have the meaning given in the Arrangement Agreement. As used in this Agreement, the following terms, unless there is something in the context or subject matter inconsistent therewith, have the following meanings assigned to them:
“Agreement” means this agreement among the Parties hereto together with any and all schedules hereto, as the same may be amended, from time to time, and the expressions “herein”, “hereof”, “hereto” “above”, “below” and similar expressions refer to this Agreement and, where applicable, to the appropriate schedule or schedules hereto;
“Arrangement Agreement” has the meaning ascribed thereto in the recitals;
“beneficially owned” or “beneficial ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Sections 5 and 6 of the Securities Act) including pursuant to any agreement, arrangement or understanding, whether or not in writing;
“Expiry Time” has the meaning ascribed in Section 2.1;
“Owned Shares” means those Shares in the number set forth on Schedule A, being all of the Shares owned beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly, and shall further include any Shares acquired by the Shareholder after the date hereof;
“Party” means a party to this Agreement and “Parties” means all parties to this Agreement; and
“Securities Act” means the Securities Act (Alberta), as amended.
Section 1.2 Certain Rules of Interpretation
In this Agreement:
(a)	Currency. Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

(b)	Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e)	Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)	Statutory References. A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(g)	Time. Time is of the essence in the performance of the Parties’ respective obligations.

(h)	Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.
ARTICLE 2
COVENANTS
Section 2.1 General Covenants of the Shareholder
The Shareholder hereby covenants and agrees in favour of the Purchaser that from and including the date hereof until the earlier of: (x) the Effective Time; and (y) the termination of this Agreement in accordance with its terms (such earlier time being the “Expiry Time”), the Shareholder will:
(a)	not, directly or indirectly: (i) solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing information or entering into any form of written or oral agreement, arrangement or understanding) any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; or (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal; provided, however, that the foregoing shall not prevent the Shareholder, if such Shareholder is a member of Board, from taking any such action solely in his capacity as a member of the Board in the manner and to the extent provided for in the Arrangement Agreement;

(b)	not deposit the Owned Shares to a take-over bid or similar transaction at any time;

(c)	not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Owned Shares, or any right or interest therein (legal or equitable), to any person or agree to do any of the foregoing;

(d)	not grant or agree to grant any proxy or other right to vote the Owned Shares that is inconsistent with the terms hereof, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to the Owned Shares;

(e)	exercise the voting rights attaching to the Owned Shares to oppose any proposed action by the Company, any of its Subsidiaries, Shareholders, or any other person: (i) in respect of any Acquisition Proposal; (ii) which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Plan of Arrangement; or (iii) which might reasonably be expected to result in a breach of the Arrangement Agreement by the Company; and

(f)	promptly notify and provide the Purchaser with a copy of every written communication received in connection with any potential Acquisition Proposal and to promptly provide to the Purchaser to the extent it has knowledge: (i) written notification of the identity of the party (or parties) that has made such communication or on whose behalf such communication has been made; (ii) a written description of the material terms and conditions of such potential Acquisition Proposal; and (iii) a written description of any change to the material terms or conditions of such potential Acquisition Proposal.
Section 2.2 Voting Covenants of the Shareholder
(a)	During the term of this Agreement, the Shareholder irrevocably covenants and agrees in favour of the Purchaser to vote or to cause to be voted the Owned Shares in favour of any resolution relating to the Plan of Arrangement at any meeting of Shareholders called in respect of the Plan of Arrangement.

(b)	The Shareholder irrevocably grants to and appoints Garrison Smith and Thomas Beaudoin and each of them individually, such Shareholder’s proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of such Shareholder, to vote all of the Owned Shares in accordance with the provisions of Section 2.1(e), Section 2.2(a) and Section 2.2(d). Subject to Section 2.2(b), such appointment, being coupled with an interest, is irrevocable by the Shareholder except with the prior written consent of the Purchaser and shall not be revoked by the insolvency, bankruptcy, incapacity, dissolution, liquidation or other termination of the existence of the Shareholder. Such proxy shall automatically be revoked upon the termination of this Agreement in accordance with Article 4.

(c)	During the term of this Agreement, the Shareholder covenants that the Shareholder will not exercise any rights of dissent provided under the Business Corporations Act (Alberta), the Plan of Arrangement or otherwise in connection with any resolution relating to the Plan of Arrangement, the transactions contemplated by the Arrangement Agreement, including the Plan of Arrangement or any Alternative Transaction.

(d)	During the term of this Agreement, the Shareholder covenants to vote or cause to be voted the Owned Shares against any Acquisition Proposal at any meeting of Shareholders called for the purpose of considering same.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of the Shareholder
The Shareholder represents and warrants to the Purchaser and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement that:
(a)	Authorization. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement enforceable by the Purchaser against the Shareholder in accordance with its terms subject, however, to limitations with respect to: (a) enforcement imposed by Law in connection with bankruptcy or similar proceedings; (b) the equitable power of the courts to stay proceedings before them and the execution of judgments; and (c) to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. The execution of this Agreement and the consummation of the transactions contemplated hereunder do not and will not, with notice or lapse of time or both, violate any provision of any agreement to which the Shareholder is a party.

(b)	Ownership of Owned Shares. The Shareholder is the legal and/or beneficial owner, and holder of record, of the Owned Shares as set forth opposite its name in Schedule A, with good and marketable title thereto, free and clear of any and all encumbrances and demands or rights of others of any nature or kind whatsoever. The Owned Shares set opposite the Shareholder’s name in Schedule A constitute all of the Shares or other securities of the Company owned legally or beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly. The Shareholder has the exclusive right to vote and dispose of the Owned Shares as provided in this Agreement and the Shareholder is not a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or Law which would be violated, contravened, breached by, or under which default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(c)	No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Shareholder of any of the Owned Shares, or any interest therein or right thereto, except pursuant to this Agreement. The Shareholder has no agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition by, or transfer to, the Shareholder of additional Shares or other securities of the Company or any of its Subsidiaries.

(d)	Voting. The Shareholder has not previously granted or agreed to grant any ongoing proxy in respect of the Owned Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, or any agreement to call meetings of Shareholders or give consents or approvals in any affecting the Owned Shares.

(e)	Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Shareholder in connection with: (i) the execution and delivery by the Shareholder and enforcement against the Shareholder of this Agreement; or (ii) the consummation of any of the transactions by the Shareholder provided for herein except for, in either case, the filing of insider trading reports under applicable Securities Law.

(f)	No Proceedings. There are no legal or quasi-legal proceedings in progress or pending before any public body, court or authority or threatened against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Owned Shares and there is no judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Owned Shares.
Section 3.2 Representations and Warranties of the Purchaser
The Purchaser hereby represents and warrants to the Shareholder and acknowledges that the Shareholder is relying upon such representations and warranties in entering into this Agreement:
(a)	Incorporation; Authorization. The Purchaser is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. The Purchaser has all necessary power, authority, capacity and right to enter into this Agreement and the Arrangement Agreement and to carry out each of its obligations under this Agreement and the Arrangement Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Arrangement Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement enforceable by the Shareholder against the Purchaser in accordance with its terms, subject, however, to limitations with respect to: (i) enforcement imposed by Law in connection with bankruptcy or similar proceedings; (ii) the equitable power of the courts to stay proceedings before them and the execution of judgments; and (iii) the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.
(b)	No Violations. The execution and delivery of this Agreement or the Arrangement Agreement by the Purchaser or compliance by the Purchaser with any of the provisions hereof will not violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) the charter, by-laws or other organizational documents of the Purchaser or any of its Subsidiaries or (ii) any material contract or other instrument or obligation to which the Purchaser or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Purchaser or any of its Subsidiaries is bound and, in each case, individually or in the aggregate, would materially adversely affect the Purchaser’s ability to perform its obligations under this Agreement or the Arrangement Agreement.
ARTICLE 4
TERMINATION
Section 4.1 Termination
This Agreement shall expire at the Expiry Time or upon termination of the Arrangement Agreement in accordance with the terms thereof and otherwise may be terminated by notice in writing:
(a)	by the Purchaser at any time when not in material default in the performance of its obligations under this Agreement and without prejudice to any other rights it may have hereunder if (i) any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects or (ii) the Shareholder shall not have complied with its covenants to the Purchaser contained in this Agreement in all material respects; or

(b)	by the Shareholder when not in material default in the performance of its obligations under this Agreement if: (i) any of the representations or warranties of the Purchaser under this Agreement shall not be true and correct in all material respects; or (ii) the Purchaser shall not have complied with its covenants to the Shareholder contained in this Agreement in all material respects.
Notwithstanding Section 4.1(a) or Section 4.1(b), neither the Purchaser nor the Shareholder may exercise any termination right set forth in Section 4.1(a) or Section 4.1(b), as applicable, unless the Party intending to so exercise has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five Business Days from the date such notice is received.
Section 4.2 Effect of Termination
Upon termination of this Agreement in accordance with this Article 4, no Party shall have any liability under this Agreement; provided that other than in the event of termination of this Agreement upon the occurrence of the Effective Time, neither the termination of this Agreement nor any provision of this Section 4.2 shall relieve any Party from any liability for any breach by it of this Agreement, including from any incorrectness or inaccuracy in its representations and warranties and any non-performance by it of any of its covenants made herein.
ARTICLE 5
GENERAL
Section 5.1 Co-operation and Further Assurances
The Parties agree to act pursuant to this Agreement in good faith and shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.
Section 5.2 Survival of Representations and Warranties
The representations and warranties of the Shareholder contained herein shall survive for a period of one year after the date of this Agreement. Any investigations made by or on behalf of the Purchaser or any of its advisors shall not mitigate, diminish or affect the representations, warranties or covenants made by the Shareholder in or pursuant to this Agreement.
Section 5.3 Limitation of Liability
Notwithstanding any other provision of this Agreement, neither Party shall be liable for indirect, incidental, consequential, special or exemplary damages, including loss of revenue or profits, or economic loss of any kind or any claim against the other Party by any other person, under, with respect to, arising out of, or in connection with this Agreement, in tort or otherwise. Subject to Section 5.12, a Party’s entire and total cumulative liability for monetary damages to the other Party for breach of any provision of this Agreement shall be limited to an amount equal to the consideration receivable by the Shareholder pursuant to the Plan of Arrangement.

Section 5.4 Assignment
This Agreement shall not be assigned by operation of Law or otherwise, except that the Purchaser may assign all or any portion of its rights under this Agreement to any “affiliate” (as defined in the Arrangement Agreement) upon two Business Days’ prior written notice to the Shareholder, but no such assignment shall relieve the Purchaser of its obligations hereunder.
Section 5.5 Governing Law
This Agreement shall be governed in all respects, including validity, interpretation and effect, exclusively by the laws of the Province of Alberta and the federal laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof.
Section 5.6 Attornment
The Parties hereby irrevocably and unconditionally consent to and submit to the Court for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such court) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any Party in such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the Court and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
Section 5.7 Entire Agreement
This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in this agreement, no representation or warranty has been given by any Party to the other.
Section 5.8 Amendments
This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties hereto.
Section 5.9 Press Releases
Each Party agrees that it shall not make any public announcement respecting the entering into of this Agreement except as may be required by applicable Laws, court process or by obligations pursuant to the rules of any Stock Exchange on which its securities are listed.

Section 5.10 Consent to Filing
The Shareholder consents to the filing of this Agreement with Canadian provincial and U.S. securities regulators as required under applicable Securities Laws.
Section 5.11 Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

(a)	If to the Purchaser, at:

Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803

Attention: Senior Vice President Corporate Development
Fax No.: (781) 565-5001

With a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006

Attention: Robert Sanchez
Fax No: (202) 973-8899

and to:

Blake, Cassels & Graydon LLP
199 Bay Street
Suite 2800, Commerce Court West
Toronto, Ontario, Canada
M5L 1A9

Attention: Chris Hewat
Fax No.: (416) 862-2653

(b)	If to the Shareholder at:

Attention:

Fax No.:

With a copy to:

Carscallen Leitch LLP
1500, 407 – 2nd Street S.W.
Calgary, Alberta, Canada
T2P 2Y3

Attention: Donald R. Leitch
Fax No: (403) 262-2952
Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.
Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 5.11.
Section 5.12 Specific Performance and other Equitable Rights
Each of the Parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Arrangement Agreement and that the Purchaser would not enter into the Arrangement Agreement unless this Agreement was executed, and accordingly acknowledges and agrees that a breach by the Shareholder of any covenants or other commitments contained in this Agreement will cause the Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, the Shareholder agrees that in the event of any such breach, the Purchaser shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity, and the Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 5.13 Expenses
Each of the Parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.
Section 5.14 Independent Legal Advice
The Shareholder acknowledges that the Shareholder has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The Shareholder further acknowledges that the Shareholder has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that the Shareholder has either done so or waived the Shareholder’s right to do so, and agrees that this Agreement constitutes a binding legal obligation and that the Shareholder is estopped from raising any claim on the basis that it has not obtained such advice.
Section 5.15 Counterparts
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.
Section 5.16 Effectiveness
This Agreement shall not be effective until the Arrangement Agreement has been executed by the Purchaser and the Company.
Section 5.17 Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the extent possible.
[Signature Page Follows]

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

[INSERT SHAREHOLDER NAME]
[Signature Page to Voting Support Agreement]

NUANCE COMMUNICATIONS, INC.
By:
Name:
Title:

[Signature Page to Voting Support Agreement]

SCHEDULE A
OWNED SHARES

Shareholder Name:	Zi Corporation Common Shares:

Other Zi Corporation Securities:

	Type of Securities	Number